Exhibit A

Funds of First Trust Exchange-Traded Fund IV

as of August 3, 2023

First Trust North American Energy Infrastructure Fund

First Trust Tactical High Yield ETF

First Trust Senior Loan Fund

First Trust Strategic Income ETF

First Trust Enhanced Short Maturity ETF

First Trust Low Duration Opportunities ETF

First Trust Long Duration Opportunities ETF

First Trust EIP Carbon Impact ETF

FT Cboe Vest S&P 500 Dividend Aristocrats Target Income ETF

First Trust Limited Duration Investment Grade Corporate ETF

FT Cboe Vest Rising Dividend Achievers Target Income ETF

FT Energy Income Partners Strategy ETF

FT Cboe Vest DJIA® Dogs 10 Target Income ETF

First Trust Intermediate Government Opportunities ETF

First Trust Intermediate Duration Investment Grade Corporate ETF

FT Cboe Vest SMID Rising Dividend Achievers Target Income ETF

FT Cboe Vest Technology Dividend Target Income ETF

Exhibit A